NORTH VALLEY                                            YOLO COMMUNITY BANK
BANCORP                                           YOUR FINANCIAL RESOURCE CENTER
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North Valley Bancorp Receives Regulatory Approvals for Yolo Community Bank
Acquisition

August 6, 2004 - REDDING, CA - North Valley Bancorp (NASDAQ: NOVB), a bank holding company with $734 million in assets, today announced its receipt of regulatory approvals from the Federal Reserve Bank of San Francisco and the Federal Deposit Insurance Corporation for the proposed North Valley Bancorp acquisition of Woodland, California-based Yolo Community Bank. Approval of the transaction by the California Commissioner of Financial Institutions was previously announced, on July 19, 2004, and the shareholders of Yolo Community Bank voted to approve the transaction on July 27, 2004. With the receipt of all banking agency approvals, the Board of Directors of North Valley Bancorp and Yolo Community Bank are expecting to close the transaction on August 31, 2004.

Upon completion of the transaction, Yolo will operate as a wholly-owned subsidiary of North Valley Bancorp under the name "Yolo Community Bank". Yolo has three branches which are located in Roseville, Fairfield and Woodland, California. On a combined basis, the company will operate 23 branches and have approximately $835 million in total assets.

Under the terms of the merger agreement, the shareholders of Yolo Community Bank will receive $9.5 million in cash and 741,700 shares of North Valley Bancorp common stock. The stock portion of the transaction is intended to qualify as a tax-free exchange for federal income tax purposes. As a result, the shares of North Valley Bancorp common stock received in exchange for Yolo Community Bank common stock, will be transferred on a tax-free basis.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:

North Valley Bancorp:                       Yolo Community Bank:
Michael J, Cushman, President and CEO       John A. DiMichele, President and CEO
Edward J. Czajka, EVP and CFO               Mark S. Day, SVP and CFO
(530) 226-2900                              (530) 668-5800